MacroSolve Announces 111% Increase in 2Q13 Operating Income

 Third Consecutive Quarter of Net Income Driven by Mobile App Technologies & Licensing

TULSA, OK—August 26, 2013 - MacroSolve, Inc. (OTCQB: MCVE) ("MacroSolve" or the "Company"), a leading provider of mobile technology intellectual property and app venture mentorship,  today announced financial results for its second quarter ended June 30, 2013.

Highlights for the second quarter of 2013 include:

●	Net revenues were $302,000 for the second quarter of 2013, a 47% increase over the same period in 2012;

●	Net income from continuing operations in the second quarter of 2013 increased $224,000, or 111%, over the same period in 2012; and

●	Operating expenses in the second quarter of 2013 decreased by $183,000, a 55% decrease over the same period in 2012.

Net revenues for the second quarter of 2013 increased $96,000 or 47%, to $302,000 as compared to $206,000 in the same period in 2012, as adjusted for the discontinuance of the Illume Mobile operations which was sold to DecisionPoint Systems, Inc. in July 2012.  Similarly, for the six month period ended June 30, 2013, revenues increased $63,000 to $968,000 from $905,000 for the same period in 2012. Substantially all revenue comes from the Company’s enforcement of its ‘816’ patent.

Net income for 2Q13 was $12,000 or $0.00 per share, as compared to the 2Q12 net loss of $(234,000), or $(0.00) per share, an increase in net income of $246,000.  The increase was primarily due to the sale of Illume Mobile and the elimination of its operating losses as well as corporate restructuring following the sale. The Company improved its use of cash in operations, with $156,000 cash provided by operating activities in the second quarter of 2013 as compared to $(608,000) cash used in operating activities over the same period in 2012. Cash on hand at June 30, 2013 was $821,000, an increase of $118,000 as compared to $703,000 on March 31, 2013 and an increase of $722,000 as compared to $99,000 on June 30, 2012.

Operating expenses decreased 55% in the second quarter of 2013 to $152,000 from $335,000 in the same period of 2012, as adjusted for the Illume Mobile divestiture. After the sale, the Company restructured its management and strategically reduced its operating overhead, resulting in $22,000 net income from continuing operations in the second quarter of 2013, a $202,000 increase, or 112%, from $(180,000) loss from continuing operations  in the same period of 2012.

“The year-to-date financial results are positive in all respects.” stated Kendall Carpenter, CFO. “We are running a lean operation, growing cash, reducing debt and increasing equity investments in our mobile app venture customers, a successful execution of our 2013 business strategy.”

For further information please see MacroSolve's full 2Q13 10Q filing at www.sec.gov.

About MacroSolve
Founded in 1997, MacroSolve is heralded for its robust IP portfolio, while advancing throughout the mobile apps era by innovating key technologies that have laid the foundation for apps and next-gen developers. Today, MacroSolve is empowering a new era of mobile innovators seeking advisory and patent services and IP strength from a source of experience. For more information, visit www.macrosolve.com.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Contact:
MacroSolve Contact
info@macrosolve.com

MACROSOLVE, INC.

BALANCE SHEETS (UNAUDITED)

For the Periods Ended:	6/30/2013	12/31/2012

ASSETS

CURRENT ASSETS:
Cash	$821,240	$659,204
Accounts receivable - trade	128,606	74,056
Prepaid expenses and other	46,319	519,330

Total current assets	996,165	1,252,590

PROPERTY AND EQUIPMENT, at cost:	4,237	21,651
Less - accumulated depreciation and amortization	(1,298)	(19,462)

Net property and equipment	2,939	2,189

OTHER ASSETS:
Investment in DecisionPoint Systems, Inc.	650,557	579,875
Investment in MEDL Mobile Holdings, Inc.	53,939	-
Investment in Endexx Corporation	13,982	-
Other assets	68,955	64,227

Total other assets	787,433	644,102

TOTAL ASSETS	$1,786,537	$1,898,881

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$90,000	$90,000
Accounts payable - trade and accrued liabilities	125,487	84,062
Unearned income	10,000	500,000

Total current liabilities	225,487	674,062

LONG-TERM DEBT, less current maturities
Note Payable - Shareholders	557,631	541,752
Oklahoma Technology Commercialization Center	80,000	125,000
Convertible debentures	150,000	150,000
Total long-term debt, less current maturities	787,631	816,752

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; authorized 500,000,000 shares;
issued and outstanding 185,683,100 and179,831,987 shares, at
June 30, 2013 and December 31, 2012, respectively	1,856,831	1,798,320
Additional paid-in capital	13,232,497	13,230,111
Accumulated other comprehensive income	(96,521)	(170,125)
Accumulated deficit	(14,219,388)	(14,450,239)

Total stockholders' equity	773,419	408,067

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,786,537	$1,898,881

MACROSOLVE, INC.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
	For the Quarters Ended		For the Year to Date
For the Periods Ended June 30,	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Net revenues	$302,253	$206,275	$968,351	$905,507

Cost of revenues	129,069	73,761	408,116	357,027

Gross profit	173,184	132,514	560,235	548,480

Selling, general and administrative expense	151,766	334,781	307,893	672,074

Income from operations	21,418	(202,267)	252,342	(123,594)

OTHER INCOME (EXPENSE):
Interest income	4,008	20	4,220	28
Interest expense	12,755	32,012	25,306	116,156
Loss on sale of asset	-	-	436	761

Total other expense	8,747	31,992	21,522	116,889

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	12,671	(234,259)	230,820	(240,483)

INCOME TAXES	-	-	-	-

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	12,671	(234,259)	230,820	(240,483)

DISCONTINUED OPERATIONS
Loss from operations of discontinued Illume Mobile operations	-	(545,175)	-	(1,243,981)

NET INCOME (LOSS)	12,671	(779,434)	230,820	(1,484,464)

OTHER COMPREHENSIVE INCOME, net of tax
Unrealized holding gain arising during the period	73,603	-	73,603	-

COMPREHENSIVE INCOME (LOSS)	$86,274	$(779,434)	$304,423	(1,484,464)

INCOME (LOSS) ALLOCABLE TO COMMON STOCKHOLDERS:
Net income (loss)	$12,671	$(779,434)	$230,820	(1,484,464)

Income (loss) allocable to common stockholders	$12,671	$(779,434)	$230,820	(1,484,464)

Basic and diluted net income (loss) from continuing operations per share	$0.00	$(0.00)	$0.00	(0.00)

Basic and diluted net loss from discontinued operations per share	$0.00	$(0.00)	$0.00	$(0.01)
Basic and diluted net income (loss) per share	$0.00	$(0.00)	$0.00	$(0.01)

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